Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated February 12, 2015, except for Note 8 as to which the date is September 21, 2015, with respect to the consolidated financial statements of PAVmed Inc. (formerly known as PAXmed Inc.) and Subsidiary contained in this Amendment No. 5 to the Registration Statement and Prospectus. We consent to the use of the aforementioned report in Amendment No. 5 to the Registration Statement and Prospectus, and to the use of our name as it appears under the caption "Experts."

/s/ CITRIN COOPERMAN & COMPANY, LLP

New York, New York

January 22, 2016